Exhibit 21

SUBSIDIARIES OF THE REGISTRANT*

The following were significant subsidiaries of the Registrant as of December 31, 2003:

Name	State or Jurisdiction of Incorporation
Cogen South LLC	Delaware
Escanaba Paper Company	Michigan
Forest Kraft Company	Delaware
M-B Pulp Company	Delaware
MCB Woodlands and Services, Inc.	Alabama
MW Custom Papers, LLC	Delaware
Mead Panelboard, Inc.	Ohio
MeadWestvaco Coated Board, Inc.	Delaware
MeadWestvaco Consumer Packaging Group, LLC (Name Change – This was formerly AGI, LLC)	Illinois
MeadWestvaco Forestry, LLC	Delaware
MeadWestvaco Kentucky, L.P.	Delaware
MeadWestvaco Maryland, Inc.	Delaware
MeadWestvaco Oxford Corporation	Delaware
MeadWestvaco Packaging Systems, LLC	Delaware
MeadWestvaco South Carolina, LLC	Delaware
MeadWestvaco Texas, L.P.	Delaware
MeadWestvaco Virginia, Inc.	Delaware
Paxonix, Inc.	Delaware
Questerra, LLC	Delaware
Rumford Cogeneration, Inc.	Delaware
The Forest Technology Group, LLC	Delaware
Alfred Wall AG	Austria
Mead Corporativo S.A. de C.V.	Mexico
MeadWestvaco Canada LP	Canada
MeadWestvaco Coated Board Europe B.V.	Netherlands
MeadWestvaco Enterprises GmbH	Germany
MeadWestvaco Holdings B.V.	Netherlands
MeadWestvaco K.K.	Japan
MeadWestvaco Netherlands B.V.	Netherlands
MeadWestvaco Packaging Systems LP	Canada
MeadWestvaco Spain, S.L.	Spain
MeadWestvaco Spain, S.L. Bilbao Sucursale de Neuchatel	Switzerland
MeadWestvaco UK Limited	United Kingdom
MeadWestvaco Worldwide Distribution S.A.	Switzerland
Rigesa Ltda.	Valinhos, São Paulo, Brazil

*	The names of additional subsidiaries have been omitted because the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. Subsidiaries which are consolidated into the above-listed subsidiaries are also omitted.